EXHIBIT 5


November 3, 1994


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street NW
Washington, DC  20549-1004

RE: Northwestern Public Service Company - Registration of 500,000 shares of Common Stock, Par Value $3.50 Per Share, on Form S-8

Ladies and Gentlemen:

     We have acted as counsel to Northwestern Public Service Company, a Delaware corporation (the "Company"), in connection with the Company"s filing of a Registration statement on Form S-8 (the "Registration Statement") covering 500,000 shares of its Common Stock, $3.50 par value per share (the "Common Stock"), to be issued pursuant to the Company's Variable Investment Plan and Trust Agreement (the "Plan"). The Registration Statement also covers an indeterminate amount of interests to be offered or sold under the Plan.

     We have made such investigation and have examined such documents as we have deemed necessary in order to enable us to render the opinion contained herein.

Based upon the foregoing, it is our opinion that those shares of Common Stock covered by the Registration Statement that are originally issued in accordance with the terms of the Plan and as contemplated in the Registration Statement and the Prospectus relating thereto will, when so issued, be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,



                              /s/ James M. Van Vliet, Jr.
                              -------------------------------
                              James M. Van Vliet, Jr.